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Exhibit 5.1

[Cooley Godward LLP Letterhead]

July 20, 2005

Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Adobe Systems Incorporated, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering the offering of up to 124,730,661 shares (the "Shares") of the Company's common stock, $0.0001 par value per share (the "Common Stock") pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of April 17, 2005 (the "Merger Agreement") by and among the Company, Avner Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Macromedia, Inc., a Delaware corporation ("Macromedia"). The Merger Agreement provides that, upon consummation of the merger contemplated by the Merger Agreement, holders of Macromedia common stock will receive, after giving effect to the two-for-one stock split in the form of a stock dividend of the Common Stock paid on May 23, 2005 to Company stockholders of record as of May 2, 2005, 1.38 shares of the Common Stock for each share of Macromedia common stock they own in accordance with the terms and conditions of the Merger Agreement.

        In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our opinion is expressed only with respect to the laws of the State of Delaware.

        In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of Macromedia will have adopted the Merger Agreement, (iii) the stockholders of Adobe will have approved the issuance of the Shares and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and the Merger Agreement, will be validly issued, fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Cooley Godward LLP
By:	/s/ JOHN T. MCKENNA John T. McKenna

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  Exhibit 5.1